NICOR Inc.
                                                            Form 10-K
                                                            Exhibit 10.18



                                   1994
                     NICOR INCENTIVE COMPENSATION PLAN

A. The 1994 NICOR Incentive Compensation Plan is designed to link participant incentive compensation to the accomplishment of important objectives--both financial goals and defined strategic plans. It ties the pay an individual receives to his performance and that of the Company. This plan is intended to provide a flexible framework for a performance bonus program for NICOR.

B.  Purpose

    The purpose of this Plan is to provide an annual incentive plan which supports the longer-term strategic planning process. This is done by linking pay to the performance of tasks which focus on objectives of strategic importance.

C.  Eligible Group

    Officers of NICOR. Participation should be limited to those employees in positions which enable them to make significant contributions to the performance and growth of the Company.

D.  Components of Plan

    Compensation Objective
    Bonus Targets
    Performance Targets
    Goal Setting Guidelines
    Program Schedule
    Form of Payment

    Compensation Objective

    Base Salary + Bonus Target - Short-Term Compensation Objective

    An individual's short-term compensation objective will be based on salary plus a bonus, expected to be earned if agreed-upon performance targets are met. Under certain conditions, short-term compensation above or below targets may be paid.

    Base salaries will be managed at the industry average which will be determined annually by survey data. Bonus targets will be set based on the individual's grade level and Compensation Objective, such that total compensation objectives are managed at the level as determined by the Compensation Committee to remain competitive with industry.

    Bonus Target

    The bonus target amount varies according to pay, salary grade and ability to impact the organization. The higher responsibility and impact levels, the greater the dollars at risk.

    Performance Targets

    Performance criteria would focus on the achievement of agreed-upon and documented strategic goals. Performance targets will include measures of financial performance, the ability to meet budget levels and individual or group performance objectives. An individual's target may include all three types of goals, weighted by the grade level and responsibilities involved. Each particular performance target will be assigned weighting reflected as a percentage of compensation objective.

    Goal Setting Guidelines

    The most important aspect of this Plan will be in establishing effective goals. In addition to the goals which will be measured by Company financial performance, realistic, operational management goals must be established and agreed upon by both the participant and his supervisor for Company, Division, Project or Individual performance. As well as being realistic, the goals should be measurable wherever possible by quantifiable performance criteria.
    It is recognized that measurement of some goals will require subjective assessments on criteria mutually agreed between an individual and his/her supervisor. Goals must be consistent with the longer-term strategic plan.

    A set of guidelines will be devised by the NICOR Human Resources Department to aid in this process. These guidelines will provide direction as to goal formulation and reporting.

    Amount of bonus payment for financial/budget related goals can vary above and below target based upon results achieved. For targets met, bonus amount will be 100% of target. When targets are exceeded or are not reached, bonus will be proportionately more or less than the target.

    Project or individual goals which are not quantifiable will be evaluated by the participant's superior based on performance and will fall into one of five categories of achievement: unsatisfactory; less than expected, but acceptable given facts and circumstances; expected; more than expected, but less than outstanding; and outstanding performance. Accordingly, performance at, below or above expected performance will result in awards relative to performance. The award range will be: less than 100% to zero, and 100% to 150%.

    The Compensation Committee may make appropriate upward or downward adjustments if, after taking into consideration all of the facts and circumstances of the performance period, it determines that adjustments are warranted.

    Plan Schedule

    The 1994 NICOR Incentive Compensation Plan runs on a calendar year basis, with the strategic planning cycle and budgeting process the primary link to performance and bonus targets. Responsibility for determination of financial results will be with the Accounting Department. A program for review will be established and Individual, Project, Division or Company goal performance will be reviewed at least twice each performance year.

    Year-end results should be available and evaluated by February 15. Following approval of the Compensation Committee and Board at the February or March meeting, bonuses will be payable to participants.

    Form of Payment

    All awards will be paid in cash, less required taxes. A participant may elect by writing to the Compensation Committee prior to the end of the fiscal year to have all or a portion of the following year's incentive award deferred and paid in no more than five annual installments beginning either with the date of termination or retirement, or in a lump sum within six months after termination of employment or retirement. In addition, with the consent of the Compensation Committee, the participant may, at the time of making such election, designate some other date for the commencement of such deferred payment. Further, the participant may submit a request to change the original deferral period. The request must be submitted in writing to the Compensation Committee who will take into consideration the particular facts and circumstances in its final determination.

    An amount which is deferred shall be credited with compounded interest equal to the prime rate applied on a quarterly basis.

E.  Integration with Existing Programs

    Base salaries will be managed with range standards at the industry average for comparable positions, with total compensation objectives to be managed at a level appropriate with the performance of the Company within industry, as determined by the Compensation Committee. Salaries will be monitored each year and increases granted based on merit and range standard. Bonus targets will be set as a percentage of base salary. A change, other than the annual salary review, in the Compensation Objective will customarily occur during the year only through promotion to various levels, at which time the base salary and bonus target are also likely to change.

    Promotion of an employee during the year or reassignment to responsibilities in which new performance objectives apply will result in proration of the existing performance objectives and bonus target and assignment of new performance objectives as the Compensation Committee shall determine. Promotion into the Plan would involve a promotional increase, but eligibility for bonus would be delayed unless the participant is able to produce positive results in the remaining time, as determined by the Compensation Committee.

    If a participant voluntarily terminates or is terminated for cause prior to the end of the performance period, then no award shall be granted. In the event a participant shall die, become disabled, retire or is terminated without cause before the end of the performance period, then the Compensation Committee will authorize payment of an award to the participant, or beneficiary, in such amount as the Committee deems appropriate.

F.  Responsibility

    Acceptance and success of this Plan will depend on documented, realistic goals that are fair, understandable and measurable.
    Considerable management focus and involvement will be required for goals to be established, communicated and monitored.

    The Human Resources Department will be responsible for the administration of the system for the Company. This will include:

    1)  monitoring industry salary and total compensation levels,

    2) recommending structural changes in base salary and compensation objective adjustments,

    3)  reviewing eligibility and performance targets,

    4)  monitoring performance targets through the Accounting
        Department,

    5)  communicating progress report to participants, and,

    6)  progress and exception reporting to Compensation Committee.

    The 1994 NICOR Incentive Compensation Plan and changes to its performance targets and measurement criteria will be reviewed and approved by the Compensation Committee.

    In establishing the actual bonus awards to be made, the Compensation Committee may take into account all of the facts and circumstances which exist during the year and may make appropriate upward or downward revisions in performance criteria, add or delete objectives, or change the relative percentages assigned to the various performance objectives.

G.  Amendment and Termination

    The Board of Directors may amend or terminate the Plan at any time without the consent of the participants. No such amendment or termination shall negatively impact any participant's amount which accrued under the Plan prior to the calendar year in which the amendment is made.

    Summary

    The primary focus of this Plan is to link employee and Company performance and performance bonus through an incentive plan. It provides the necessary emphasis on accountability for actions and decisions and enables people to gain personally through significant efforts which contribute to the Company's present and future success.























NICOR Human Resources Department